Exhibit 99.1

Azenta Life Sciences Completes Sale of Semiconductor Solutions Group Business to Thomas H. Lee Partners

CHELMSFORD, Mass., February 1, 2022 (PRNewswire) – Azenta, Inc. (Nasdaq: AZTA) today announced that it has completed the previously announced sale of the company’s Semiconductor Solutions Group business (or “automation business”) to Thomas H. Lee Partners (“THL”) for $3.0 billion in cash, subject to adjustments for working capital and other items.

Proceeds from the sale, net of taxes, fees and adjustments, are estimated to be approximately $2.4 billion. The company used approximately $50 million of the proceeds from the sale to extinguish the outstanding balance of its term loan facility. In conjunction, Azenta also terminated its revolving line of credit, which had no borrowings outstanding.

With the completion of the sale, Azenta’s business and operations will be focused exclusively on the life sciences industry. Azenta expects to use the net sale proceeds for future strategic investments.

About Azenta Life Sciences

Azenta, Inc. (Nasdaq: AZTA) is a leading provider of life sciences solutions worldwide, enabling impactful breakthroughs and therapies to market faster. Azenta provides a full suite of reliable cold-chain sample management solutions and genomic services across areas such as drug development, clinical research and advanced cell therapies for the industry's top pharmaceutical, biotech, academic and healthcare institutions globally. As of December 1st, the company changed its name and ticker to Azenta, Inc. (Nasdaq: AZTA) from Brooks Automation, Inc, (Nasdaq: BRKS).

Azenta is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, please visit www.azenta.com.

"Safe Harbor Statement" under Section 21E of the Securities Exchange Act of 1934

Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Azenta’s financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include but are not limited to statements about the expected use of proceeds from the completed sale of its Semiconductor Solutions Group business to T.H. Lee Partners.  Factors that could cause results to differ from our expectations include the following: the availability of desired acquisition targets and ability to complete definitive agreements to acquire such target on acceptable terms, and other factors and other risks, including those that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q.

INVESTOR CONTACTS:

Sara Silverman

Director, Investor Relations
Azenta Life Sciences
978.262.2635

sara.silverman@azenta.com

Sherry Dinsmore

Azenta Life Sciences

978.262.2400

sherry.dinsmore@azenta.com